Exhibit (a)(1)(i)

LIBERTY GLOBAL, INC.

OFFER TO PURCHASE FOR CASH
UP TO 5,682,000 SHARES OF ITS SERIES A COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE NOT GREATER THAN $44.00 NOR LESS
THAN $40.00 PER SHARE
AND
OFFER TO PURCHASE FOR CASH
UP TO 5,682,000 SHARES OF ITS SERIES C COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE NOT GREATER THAN $44.00 NOR LESS
THAN $40.00 PER SHARE

THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2007,
UNLESS THE OFFERS ARE EXTENDED.

Liberty Global, Inc., a Delaware corporation, is offering to purchase, for cash, up to 5,682,000 shares of its Series A common stock, par value $0.01 per share, and up to 5,682,000 shares of its Series C common stock, par value $0.01 per share, from its stockholders. We refer to shares of our Series A common stock as the Series A shares and our offer to purchase Series A shares as the Series A tender offer, and we refer to shares of our Series C common stock as the Series C shares and our offer to purchase Series C shares as the Series C tender offer. We sometimes refer to the Series A tender offer and the Series C tender offer collectively as the tender offers and individually as a tender offer. Each tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal (as they may be amended and supplemented from time to time).

On the terms and subject to the conditions of the Series A tender offer, we will determine the single per share price, not greater than $44.00 nor less than $40.00 per Series A share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Series A shares properly tendered and not properly withdrawn in the Series A tender offer, taking into account the total number of Series A shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 5,682,000 Series A shares pursuant to the Series A tender offer, or such fewer number of Series A shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our Series A shares as the Series A purchase price.

On the terms and subject to the conditions of the Series C tender offer, we will determine the single per share price, not greater than $44.00 nor less than $40.00 per Series C share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Series C shares properly tendered and not properly withdrawn in the Series C tender offer, taking into account the total number of Series C shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 5,682,000 Series C shares pursuant to the Series C tender offer, or such fewer number of Series C shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our Series C shares as the Series C purchase price and each of the Series A purchase price and the Series C purchase price, as the context may require, as the purchase price.

NEITHER TENDER OFFER IS CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. EACH TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All Series A shares that we acquire in the Series A tender offer will be acquired at the Series A purchase price and all Series C shares that we acquire in the Series C tender offer will be acquired at the Series C purchase price, in each case regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price we determine and not properly withdrawn prior to the expiration date of the applicable tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the Series A shares or Series C shares tendered even if stockholders tendered at or below the Series A purchase price or the Series C purchase price, respectively, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 5,682,000 Series A shares pursuant to the Series A tender offer and/or 5,682,000 Series C shares pursuant to the Series C tender offer, in each case subject to applicable law. We will not purchase Series A shares tendered at prices greater than the Series A purchase price or Series C shares tendered at prices greater than the Series C purchase price. Shares tendered but not purchased in either tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of such tender offer.

The Series A shares and Series C shares trade on the Nasdaq Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. On August 2, 2007, the last full trading day before the initial public announcement of the tender offers, the closing sale price on the Nasdaq Global Select Market for the Series A shares was $42.11 and the closing sale price for the Series C shares was $39.89. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFERS. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A SHARES OR SERIES C SHARES AND, IF SO, HOW MANY SHARES OF SUCH SERIES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFERS.

August 10, 2007

IMPORTANT

If you wish to tender all or any part of your Series A shares pursuant to the Series A tender offer and/or Series C shares pursuant to the Series C tender offer, then prior to the expiration date of such tender offer, which is 5:00 p.m., New York City time, on September 10, 2007 or such later time to which we may extend either tender offer or both tender offers, you must either:

(1) (a) complete and sign the applicable letter of transmittal (blue for Series A shares and green for Series C shares), or a facsimile of it, according to the instructions in the applicable letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Shareholder Services, Inc., the depositary for both tender offers, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the applicable letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the Series A tender offer or the Series C tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE APPLICABLE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for both tender offers, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offers to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offers to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES IN THE TENDER OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

This summary term sheet highlights material information which can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offers to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the related letters of transmittal, because they contain the full details of the tender offers. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Liberty Global, Inc.

What will the purchase prices for the shares be?

We are conducting the tender offers through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.10) within a price range specified by us at which you are willing to sell your Series A shares and/or Series C shares. We will determine the purchase price that we will pay per Series A share promptly after the Series A tender offer expires. The Series A purchase price will be the lowest price at which, based on the number of Series A shares tendered and the prices specified by the tendering stockholders, we can purchase 5,682,000 Series A shares (or such fewer number of Series A shares as are properly tendered and not properly withdrawn prior to the expiration date for the Series A tender offer). Similarly, we will determine the purchase price that we will pay per Series C share promptly after the Series C tender offer expires. The Series C purchase price will be the lowest price at which, based on the number of Series C shares tendered and the prices specified by the tendering stockholders, we can purchase 5,682,000 Series C shares (or such fewer number of Series C shares as are properly tendered and not properly withdrawn prior to the expiration date for the Series C tender offer).

For the Series A shares, the purchase price will not be greater than $44.00 nor less than $40.00 per share. The lower end of the price range for the Series A tender offer is below the closing sale price for the Series A shares on August 2, 2007, the last full trading day before the initial public announcement of the Series A tender offer, when the closing sale price on the Nasdaq Global Select Market for a Series A share was $42.11. For the Series C shares, the purchase price will not be greater than $44.00 nor less than $40.00 per share. The closing sale price for the Series C shares on August 2, 2007, the last full trading day before the initial public announcement of the Series C tender offer, on the Nasdaq Global Select Market was $39.89. In each case, we will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of that series we purchase in a tender offer, even if some of the shares are tendered at a price below the purchase price for that series. See Section 1. Under no circumstances will we pay interest on the Series A purchase price or Series C purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the tender offers, you should check the box in the section of the letter of transmittal captioned “Series A Shares Tendered at Price Determined Pursuant to the Series A Tender Offer” and/or “Series C Shares Tendered at Price Determined Pursuant to the Series C Tender Offer” (as applicable). If you agree to accept the purchase price determined in the tender offers, your Series A shares and/or Series C shares will be deemed to be tendered at the minimum price of $40.00 per Series A share or $40.00 per Series C share. You should understand that this election could have the effect of decreasing the Series A purchase price and/or Series C purchase price determined by us, which may result in your shares being purchased at the minimum respective prices per share. See Section 3.

How many shares will Liberty Global purchase in the tender offers?

We will purchase up to 5,682,000 Series A shares pursuant to the Series A tender offer and up to 5,682,000 Series C shares pursuant to the Series C tender offer, or such lesser number of shares of either or both series as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the applicable tender offer. The 5,682,000 Series A shares and the 5,682,000 Series C shares represent approximately 3.1% and 3.0% of our outstanding Series A shares and Series C shares, respectively, as of August 1, 2007. If more than 5,682,000 Series A shares and 5,682,000 Series C shares are properly tendered, the Series A shares and Series C shares tendered at or below the Series A purchase price or the Series C purchase price, respectively, will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares of such series), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right to purchase a number of additional Series A shares equal to up to 2% of the outstanding Series A shares and/or a number of additional Series C shares equal to up to 2% of the outstanding Series C shares without extending the applicable offer. We also reserve the right to purchase more shares of either series, subject to applicable legal requirements. Neither tender offer is conditioned on any minimum number of shares being tendered, but each tender offer is subject to certain other conditions. See Section 7.

What happens if more than 5,682,000 Series A shares or more than 5,682,000 Series C shares are properly tendered at or below the respective purchase price?

Series A Tender Offer.  If more than 5,682,000 Series A shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the Series A purchase price and not properly withdrawn prior to the expiration date for the Series A tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 Series A shares who properly tender all of their Series A shares at or below the Series A purchase price and do not properly withdraw them before the expiration date for the Series A tender offer;

second, from all other stockholders who properly tender Series A shares at or below the Series A purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for stockholders who tendered Series A shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 5,682,000 Series A shares (or such greater number of Series A shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Series A shares at or below the Series A purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series A shares are conditionally tendered must have tendered all of their Series A shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Series A shares that you tender even if you tender them at or below the Series A purchase price. See Section 1.

Series C Tender Offer.  If more than 5,682,000 Series C shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the Series C purchase price and not properly withdrawn prior to the expiration date for the Series C tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 Series C shares who properly tender all of their Series C shares at or below the Series C purchase price and do not properly withdraw them before the expiration date for the Series C tender offer;

second, from all other stockholders who properly tender Series C shares at or below the Series C purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for stockholders who tendered Series C shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 5,682,000 Series C shares (or such greater number of Series C shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Series C shares at or below the Series C purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series C shares are conditionally tendered must have tendered all of their Series C shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Series C shares that you tender even if you tender them at or below the Series C purchase price. See Section 1.

If I own fewer than 100 shares of either or both series of common stock subject to the tender offers and I tender all of my shares, will I be subject to proration?

If you beneficially own fewer than 100 shares of Series A common stock, in the aggregate, you properly tender all of these shares at or below the Series A purchase price and do not properly withdraw them prior to the expiration date for the Series A tender offer and you complete the section entitled “Odd Lots” in the applicable letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of Series A common stock without subjecting them to the proration procedure. Similarly, if you beneficially own fewer than 100 shares of Series C common stock, in the aggregate, you properly tender all of these shares at or below the Series C purchase price and do not properly withdraw them prior to the expiration date for the Series C tender offer and you complete the section entitled “Odd Lots” in the applicable letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of Series C common stock without subjecting them to the proration procedure. See Section 1.

What is the market price of my shares as of a recent date?

As of August 2, 2007, the last full trading day before the initial public announcement of the tender offers, the closing sale prices on the Nasdaq Global Select Market of the Series A shares was $42.11 per share and of the Series C shares was $39.89 per share. You are urged to obtain current market quotations for your shares before deciding whether and at what price to tender your shares. See Section 8.

Why is Liberty Global making the tender offers?

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our Series A shares and Series C shares is a prudent use of our financial resources. In this regard, we have completed four cash self-tender offers within the last fourteen months. In June 2006, we purchased 10,000,000 Series A shares at a purchase price of $25.00 per share and 10,288,066 Series C shares at a purchase price of $24.30 per share (the “2006 Fixed Price Tender Offers”). In September 2006, we purchased 20,000,000 Series A shares at a purchase price of $25.00 per share and 20,534,000 Series C shares at a purchase price of $24.35 per share (the “2006 Dutch Auction Tender Offers”). In January 2007, we purchased 5,084,746 Series A shares at a purchase price of $29.50 per share and 5,246,590 Series C shares at a purchase price of $28.59 per share (the “January 2007 Dutch Auction Tender Offers”). In April 2007, we purchased 7,882,862 Series A shares at a purchase price of $35.00 per share and 724,183 Series C shares at a purchase price of $32.65 per share (the “April 2007 Dutch Auction Tender Offers”). We continue to believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business, particularly in relation to the prices and multiples at which European cable properties are being purchased. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued investment in our business and strategic acquisitions and divestitures, is the best way to create long-term value for our stockholders.

The tender offers provide stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Series A shares and/or Series C shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their Series A shares and/or Series C shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offers will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2. For a description of our 2006 Fixed Price Tender Offers, 2006 Dutch Auction Tender Offers, January 2007 Dutch Auction Tender Offers and April 2007 Dutch Auction Tender Offers, see Section 11.

How will Liberty Global pay for the shares?

We will purchase shares in the tender offers, and pay related fees and expenses, with our available cash resources. Financing is not a condition of the tender offers. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the applicable tender offer expires. Each tender offer will expire on September 10, 2007, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offers on your behalf. We may choose to extend either or both tender offers for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offers or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Liberty Global extends or amends a tender offer?

If we decide to extend either or both tender offers, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offers by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offers?

Yes. Each tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the tender offers, will Liberty Global continue as a public company?

Yes, the completion of the tender offers in accordance with the conditions in this offer to purchase will not cause Liberty Global to be delisted from the Nasdaq Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my shares?

If you wish to tender all or a portion of your shares, then before 5:00 p.m., New York City time, on September 10, 2007, unless the applicable tender offer is extended:

•	you must deliver your share certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an “agents message”; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the information agent or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 3.

How do participants in particular 401(k) plans participate in the tender offers?

Participants in the Liberty Global 401(k) Savings & Stock Ownership Plan (the “401(k) Plan”), the Liberty Media 401(k) Savings Plan (the “LMC 401(k) Plan”) or the Liberty Global 401(k) Savings Plan — Puerto Rico (the “Puerto Rico Plan”) may not use the letters of transmittal to direct the tender of their Series A shares and/or Series C Shares in the applicable plan, but instead must follow the separate instructions related to those shares in the applicable letter or guidelines sent to participants in each of those plans along with this offer to purchase. Those participants who wish to withdraw any such shares tendered pursuant to either tender offer must effect such withdrawal in accordance with the terms of the applicable tender offer and the separate instructions described above. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all Series A shares and/or Series C shares held in such plan for your account, you must complete, execute, and return the separate direction form included in the applicable “Letter to Liberty Global 401(k) Savings & Stock Ownership Plan Participants” within the time period set forth in that letter. If you are a participant in the LMC 401(k) Plan and wish to have the trustee tender some or all Series A shares held in such plan for your account, you must complete, execute, and return the separate direction form included in the “Letter to Liberty Media 401(k) Savings Plan Participants” within the time period set forth in that letter. If you are a participant in the Puerto Rico Plan and wish to have the trustee tender some or all Series A shares and/or Series C shares held in such plan for your account, you must complete, execute, and return the separate tender offer instruction form included in the applicable “Guide for Plan Participants on Tendering Liberty Global Shares” within the time period set forth in that guide.

Once I have tendered shares in a tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered pursuant to either tender offer at any time before the expiration of the tender offers, which will occur at 5:00 p.m., New York City time, on September 10, 2007, or the new expiration date if we extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on October 6, 2007. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Liberty Global or its board of directors adopted a position on the tender offers?

Our board of directors has approved the tender offers. However, neither we nor our board of directors, the depositary or information agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them. See Section 11.

Voting Power of our Chairman.

If the tender offers are fully subscribed, our Chairman, John C. Malone, who beneficially owned shares of our common stock (including shares purchasable upon exercise of options) representing approximately 31.4% of our aggregate voting power as of August 1, 2007, would beneficially own shares of our common stock representing approximately 32.1% of our aggregate voting power. See Section 2.

When will Liberty Global pay for the shares I tender?

We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the applicable tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. See Section 13.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a dividend. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you may be subject to withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 13. Therefore, as to all foreign stockholders, U.S. tax will be withheld at 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with such foreign stockholder’s conduct of a trade or business within the United States. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

The information agent can help answer your questions. The information agent is D.F. King & Co., Inc. Contact information for the information agent is set forth on the back cover of this offer to purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent annual report on Form 10-K, the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	economic and business conditions and industry trends in the countries in which we, and the entities in which we have interests, operate;

•	fluctuations in currency exchange rates and interest rates;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in consumer television viewing preferences and habits;

•	consumer acceptance of existing service offerings, including our newer digital video, voice and broadband Internet access services;

•	consumer acceptance of new technology, programming alternatives and broadband services that we may offer;

•	our ability to manage rapid technological changes;

•	our ability to increase the number of subscriptions to our digital video, voice and broadband Internet access services and our average revenue per household;

•	the competitive environment in the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests;

•	continued consolidation of the foreign broadband distribution industry;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we, and the entities in which we have interests, operate and adverse outcomes from regulatory proceedings;

•	our ability to obtain regulatory approval and satisfy other conditions necessary to close acquisitions, as well as our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions;

•	government intervention that opens our broadband distribution networks to competitors;

•	our ability to successfully negotiate rate increases with local authorities;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in countries in which we, or the entities in which we have interests, operate;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	our ability to successfully integrate and recognize anticipated efficiencies from the businesses we acquire;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process of businesses we acquire;

•	the impact of our future performance, or market conditions generally, on the availability, terms and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the availability of attractive programming for our digital video services at reasonable costs;

•	the outcome of any pending or threatened litigation;

•	the loss of key employees and the availability of qualified personnel;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	events that are outside of our control, such as political unrest in international markets, terrorist attacks, natural disasters, pandemics and other similar events.

The broadband communications services industries are changing rapidly, and, therefore, our forward-looking statements of expectations, plans and intent are subject to a greater degree of risk than similar statements regarding many other industries.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offers, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letters of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offers.

THE TENDER OFFERS

1.	NUMBER OF SHARES; PRORATION

General.  Upon the terms and subject to the conditions of the tender offers, we will purchase 5,682,000 Series A shares and 5,682,000 Series C shares, or such lesser number of shares of either or both series as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration dates of the tender offers, at a purchase price (determined separately for each series in the manner set forth below) not greater than $44.00 nor less than $40.00 per Series A share, and not greater than $44.00 nor less than $40.00 per Series C share, in each case net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to either tender offer, means 5:00 p.m., New York City time, on September 10, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which such tender offer will remain open. Should either tender offer be extended, the term “expiration date” shall refer to the latest time and date at which such tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend either or both tender offers. The proration period and withdrawal rights for each tender offer expire on the expiration date for that tender offer.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase under the Series A tender offer an additional amount of Series A shares not to exceed 2% of the outstanding Series A shares and/or under the Series C tender offer an additional amount of Series C shares not to exceed 2% of the outstanding Series C shares, without amending or extending either tender offer. See Section 14. In the event of an over-subscription of either tender offer as described below, shares tendered at prices at or below the purchase price for that tender offer (determined as provided herein) will be subject to proration, except for “Odd Lots” (as defined below).

If we

•	increase the price to be paid for the Series A shares or Series C shares above $44.00 per share, respectively, or decrease the price to be paid for the Series A shares or Series C shares below $40.00 per share, respectively,

•	increase the number of shares we seek in either tender offer by a number in excess of 2% of the outstanding shares of the series to which it relates, or

•	decrease the number of Series A shares or Series C shares we seek and in any such case the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the affected tender offer until the expiration of such period of ten business days. For the purposes of the tender offers, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

NEITHER TENDER OFFER IS CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. EACH TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

In accordance with Instruction 6 of the blue letter of transmittal for Series A shares, stockholders desiring to tender Series A shares must specify the price or prices, not greater than $44.00 nor less than $40.00 per share, at which they are willing to sell their Series A shares to us in the Series A tender offer. The lowest price that may be specified for Series A shares is $40.00. The prices that may be specified for Series A shares increase in increments of $0.10 up to the highest price that may be specified which is $44.00 per Series A share. A stockholder who desires to tender Series A shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender Series A shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for Series A shares properly tendered and not properly withdrawn pursuant to the Series A tender offer, in which case the stockholder will be deemed to have tendered such Series A shares at the minimum price of $40.00 per Series A share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s

Series A shares, may lower the Series A purchase price paid for all purchased Series A shares in the Series A tender offer and could result in the tendering stockholder receiving a price per Series A share as low as $40.00.

In accordance with Instruction 6 of the green letter of transmittal for Series C shares, stockholders desiring to tender Series C shares must specify the price or prices, not greater than $44.00 nor less than $40.00 per share, at which they are willing to sell their Series C shares to us in the Series C tender offer. The lowest price that may be specified for Series C shares is $40.00. The prices that may be specified for Series C shares increase in increments of $0.10 up to the highest price that may be specified which is $44.00 per Series C share. A stockholder who desires to tender Series C shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender Series C shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for Series C shares properly tendered and not properly withdrawn pursuant to the Series C tender offer, in which case the stockholder will be deemed to have tendered such Series C shares at the minimum price of $40.00 per Series C share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s shares, may lower the Series C purchase price paid for all purchased Series C shares in the Series C tender offer and could result in the tendering stockholder receiving a price per Series C share as low as $40.00.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR EACH SERIES OF SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SERIES A SHARES OR MORE THAN ONE PRICE FOR YOUR SERIES C SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

Promptly after the expiration date for each tender offer, we will determine the purchase price within the applicable price range that we will pay for Series A shares and the purchase price within the applicable price range that we will pay for Series C shares properly tendered and not properly withdrawn, taking into account in each case the number of shares tendered and the prices specified by tendering stockholders. The Series A purchase price will be the lowest price at which, based on the number of Series A shares tendered and the prices specified by the tendering stockholders, we can purchase 5,682,000 Series A shares, and the Series C purchase price will be the lowest price at which, based on the number of Series C shares tendered and the prices specified by the tendering stockholders, we can purchase 5,682,000 Series C shares (or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn prior to the applicable expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered under the Series A tender offer at prices at or below the Series A purchase price and not properly withdrawn will be purchased at the Series A purchase price, upon the terms and subject to the conditions of the Series A tender offer, including the odd lot priority, proration and conditional tender provisions. Shares properly tendered under the Series C tender offer at prices at or below the Series C purchase price and not properly withdrawn will be purchased at the Series C purchase price, upon the terms and subject to the conditions of the Series C tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase Series A shares tendered at prices greater than the Series A purchase price, and we will not purchase Series C shares tendered at prices greater than the Series C purchase price, nor will we purchase shares that we do not accept in either tender offer because of “odd lot” priority, proration and conditional tender provisions. We will return to the tendering stockholders shares that we do not purchase in the tender offers at our expense promptly after the applicable expiration date.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offers in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offers. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

If the number of Series A shares properly tendered and not properly withdrawn prior to the expiration date of the Series A tender offer is less than or equal to 5,682,000 shares, or such greater number of shares as we may elect to purchase pursuant to the Series A tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the Series A tender offer, purchase all Series A shares so tendered at the Series A purchase price. If the number of Series C shares properly tendered and not properly withdrawn prior to the expiration date of the Series C tender offer is less than or equal to 5,682,000 shares, or such greater number of shares as we may elect to purchase pursuant to the Series C tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the Series C tender offer, purchase all Series C shares so tendered at the Series C purchase price.

Priority of Purchases.

Series A Tender Offer.  Upon the terms and subject to the conditions of the Series A tender offer, if more than 5,682,000 Series A shares, or such greater number of Series A shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the Series A purchase price and not properly withdrawn prior to the expiration date for the Series A tender offer, we will purchase properly tendered and not properly withdrawn Series A shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Series A tender offer, we will purchase all Series A shares tendered by any Odd Lot Holder (as defined below) of Series A shares who:

•	tenders all Series A shares beneficially owned by such Odd Lot Holder at a price at or below the Series A purchase price (tenders of less than all of the Series A shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the blue letter of transmittal and, if applicable, in the blue notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Series A shares properly tendered at prices at or below the Series A purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 5,682,000 Series A shares (or such greater number of Series A shares as we may elect to accept for payment), Series A shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of Series A shares was not initially satisfied) at or below the purchase price determined in the Series A tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Series A shares are conditionally tendered must have tendered all of their Series A shares.

As a result of the foregoing priorities applicable to the purchase of Series A shares tendered, it is possible that all of the Series A shares that a stockholder tenders in the Series A tender offer may not be purchased even if they are tendered at prices at or below the Series A purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of Series A shares, it is possible that none of those Series A shares will be purchased even though those Series A shares were tendered at prices at or below the Series A purchase price.

Series C Tender Offer.  Upon the terms and subject to the conditions of the Series C tender offer, if more than 5,682,000 Series C shares, or such greater number of Series C shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the Series C purchase price and not properly withdrawn prior to the expiration date for the Series C tender offer, we will purchase properly tendered and not properly withdrawn Series C shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Series C tender offer, we will purchase all Series C shares tendered by any Odd Lot Holder (as defined below) of Series C shares who:

•	tenders all Series C shares beneficially owned by such Odd Lot Holder at a price at or below the Series C purchase price (tenders of less than all of the Series C shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the green letter of transmittal and, if applicable, in the green notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Series C shares properly tendered at prices at or below the Series C purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 5,682,000 Series C shares (or such greater number of Series C shares as we may elect to accept for payment), Series C shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of Series C shares was not initially satisfied) at or below the purchase price determined in the Series C tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Series C shares are conditionally tendered must have tendered all of their Series C shares.

As a result of the foregoing priorities applicable to the purchase of Series C shares tendered, it is possible that all of the Series C shares that a stockholder tenders in the Series C tender offer may not be purchased even if they are tendered at prices at or below the Series C purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of Series C shares, it is possible that none of those Series C shares will be purchased even though those Series C shares were tendered at prices at or below the Series C purchase price.

Odd Lots.  The term “odd lots” means, with respect to the Series A shares and the Series C shares, all shares of such series properly tendered prior to the applicable expiration date at prices at or below the applicable purchase price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 Series A shares or Series C shares, as the case may be, and so certified in the appropriate place in the applicable letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery. “Odd lots” are determined on a series by series basis. Accordingly, if you own less than 100 Series A shares and 100 or more Series C shares you would be an Odd Lot Holder for purposes of the Series A tender offer, but you would not be an Odd Lot Holder for purposes of the Series C tender offer.

To qualify for the odd lot preference with respect to either tender offer, an Odd Lot Holder must tender all Series A shares or all Series C shares, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Series A shares, in the case of the Series A tender offer, or 100 or more Series C shares, in the case of the Series C tender offer, even if these holders have separate accounts or certificates representing fewer than 100 Series A shares or Series C shares. By tendering in the tender offers, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its Series A shares or Series C shares, as applicable, pursuant to the tender offers should complete the section entitled “Odd Lots” in the applicable letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery.

Proration.  Upon the terms and subject to the conditions of each tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 5,682,000 Series A shares or 5,682,000 Series C shares, or such greater number of shares of either series as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the Series A purchase price or the Series C purchase price, as the case may be, and not properly withdrawn before the applicable expiration date, we will purchase such properly tendered and not properly withdrawn Series A or Series C shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered Series A shares or Series C shares is required, we will determine the proration factor for those shares promptly after the expiration date of the applicable tender offer. The proration factor with regard to each tender offer that is over-subscribed will be determined by dividing the maximum number of Series A shares or Series C shares, as applicable, sought by us to be purchased in such tender offer (minus the number of shares of such series to be purchased from Odd Lot Holders) by the total number of shares of the applicable series that are properly tendered pursuant to that tender offer, and not properly withdrawn, at or below the Series A purchase price or the Series C purchase price, as the case may be (minus the number of shares of such series to be purchased from Odd Lot Holders). We will then determine the number of shares we will purchase from each stockholder (other than Odd Lot

Holders) from whom we purchase shares in the over-subscribed tender offer by multiplying the number of shares properly tendered by that stockholder in that tender offer at prices at or below the Series A purchase price or the Series C purchase price, as the case may be, and not properly withdrawn, by the proration factor for that tender offer. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under a tender offer until approximately five to seven business days after the expiration date for that tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 13, the number of shares that we will purchase from a stockholder under either tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This offer to purchase and the related letters of transmittal will be mailed to record holders of Series A shares and Series C shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Liberty Global’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series A shares and Series C shares.

2.	BACKGROUND AND PURPOSE OF THE TENDER OFFERS

Purpose of the Tender Offers.  In June 2006, we purchased, pursuant to the terms of the 2006 Fixed Price Tender Offers we commenced on May 18, 2006, 10,000,000 Series A shares at a purchase price of $25.00 per share and 10,288,066 Series C shares at a purchase price of $24.30 per share. In September 2006, we purchased, pursuant to the terms of the 2006 Dutch Auction Tender Offers we commenced on August 11, 2006, 20,000,000 Series A shares at a purchase price of $25.00 per share and 20,534,000 Series C shares at a purchase price of $24.35 per share. In January 2007, we purchased, pursuant to the terms of the January 2007 Dutch Auction Tender Offers we commenced on December 4, 2006, 5,084,746 Series A shares at a purchase price of $29.50 per share and 5,246,590 Series C shares at a purchase price of $28.59 per share. In April 2007, we purchased pursuant to the terms of the April 2007 Dutch Auction Tender Offers we commenced on March 6, 2007, 7,882,862 Series A shares at a purchase price of $35.00 per share and 724,183 Series C shares at a purchase price of $32.65 per share. All of those tender offers were made because we felt our stock was undervalued, and that purchasing our shares was an attractive and prudent investment for Liberty Global. We are making the Series A tender offer and the Series C tender offer because we continue to believe that our stock prices do not accurately reflect our current business or the long-term prospects of our company, particularly in relation to the prices and multiples at which European cable properties are being purchased. We believe that shrinking our equity base, in conjunction with continued investment in our business and strategic acquisitions and divestitures, is the best way to create long-term value for our stockholders.

We believe that the modified “Dutch Auction” tender offers provide stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Series A shares and/or Series C shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their Series A shares and/or Series C shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales.

Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offers will avoid any applicable odd lot discounts that might be payable on sales of their shares. In considering the current tender offers, our management and board of directors evaluated our operations, strategy and expectations and determined that repurchasing our shares at this time continues to constitute a prudent use of our financial resources.

Certain Effects of the Tender Offers.  The tender offers may present some potential risks and disadvantages to our continuing stockholders, including:

•	The Series A tender offer will increase the relative voting power of holders of outstanding shares of our Series B common stock relative to the voting power of holders of our Series A shares. Our Series C shares do not vote, except as required by Delaware law. Our shares of Series B common stock provide holders with ten votes per share with respect to the election of directors and matters generally subject to a stockholders vote, whereas our Series A shares provide holders with one vote per share. The shares of Series B common stock are also convertible on a one-for-one basis into Series A shares. The extent of the increase in the relative voting power of the shares of Series B common stock will depend on the amount of Series A shares we purchase in the Series A tender offer. Were the Series A tender offer to be fully subscribed by holders of our Series A shares, the voting power of holders of our outstanding shares of Series B common stock would increase from 28.2% (as of August 1, 2007) to 28.9%.

•	The Series A tender offer will increase the voting power of our Chairman, John C. Malone, who has advised us that he does not intend to tender any of his shares into the tender offers. The extent of the increase will depend on the amount of Series A shares that we purchase in the Series A tender offer. Were the Series A tender offer to be fully subscribed by holders of our Series A shares, Mr. Malone, who beneficially owned shares of our common stock (including shares purchasable upon exercise of options) representing approximately 31.4% of our aggregate voting power as of August 1, 2007 (consisting of his beneficial ownership of less than 1.0% of our Series A shares, approximately 91.7% of our shares of Series B common stock and approximately 4.8% of our Series C shares) would beneficially own shares of our common stock representing approximately 32.1% of our aggregate voting power. By virtue of Mr. Malone’s voting power in our company as well as his position as our Chairman, Mr. Malone has significant influence over the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets. Mr. Malone’s rights to vote or dispose of his equity interests in our company are not subject to any restrictions in favor of us other than as may be required by applicable law and except, in the case of options and restricted stock, for customary transfer restrictions pursuant to incentive award agreements. If the Series A tender offer is fully subscribed by holders of our Series A shares, the aggregate voting power of our directors and executive officers (other than Mr. Malone), who beneficially owned shares of common stock (including shares purchasable upon exercise of options) representing approximately 1.9% of our aggregate voting power as of August 1, 2007, would remain substantially the same.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offers. If the directors and executive officers do not tender any of their shares in the tender offers and the tender offers are fully subscribed, the proportional holdings of our directors and executive officers in our company will increase by approximately 0.7%. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offers. See Section 11.

The tender offers will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Stockholders who do not tender their shares pursuant to the tender offers and stockholders who otherwise retain an equity interest in Liberty Global as a result of a partial tender of shares or proration will continue to be owners of Liberty Global. As a result, if we complete the tender offers, those stockholders will realize a proportionate increase in their relative equity interest in Liberty Global and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offers. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

We may in the future purchase additional Series A shares and/or Series C shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offers. However, SEC Rule 13e-4(f)(6)

prohibits Liberty Global and its affiliates from purchasing any Series A shares or Series C shares, other than pursuant to the tender offers, until at least ten business days after the expiration or earlier termination of the tender offers.

Shares acquired pursuant to the tender offers will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of the Nasdaq Global Select Market). Liberty Global could use shares without stockholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or for other purposes.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFERS. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR YOUR SERIES C SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For shares to be tendered properly under the tender offers, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed applicable letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 P.M, New York City time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

In accordance with Instruction 6 of the blue letter of transmittal for Series A shares, each stockholder desiring to tender Series A shares pursuant to the Series A tender offer must either (1) check the box in the section of the letter of transmittal captioned “Series A Shares Tendered at Price Determined in the Series A Tender Offer,” in which case you will be deemed to have tendered your Series A shares at the minimum price of $40.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE SERIES A PURCHASE PRICE PAID FOR ALL PURCHASED SERIES A SHARES IN THE SERIES A TENDER OFFER AND COULD RESULT IN THE TENDERED SERIES A SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $40.00 PER SERIES A SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which Series A shares are being tendered in the section of the letter of transmittal captioned “Series A Shares Tendered at Price Determined by Stockholder.” A tender of Series A shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

In accordance with Instruction 6 of the green letter of transmittal for Series C shares, each stockholder desiring to tender Series C shares pursuant to the Series C tender offer must either (1) check the box in the section of the letter of transmittal captioned “Series C Shares Tendered at Price Determined in the Series C Tender Offer,” in which case you will be deemed to have tendered your Series C shares at the minimum price of $40.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE SERIES C PURCHASE PRICE PAID FOR ALL PURCHASED SERIES C SHARES IN THE SERIES C TENDER OFFER AND COULD RESULT IN THE TENDERED SERIES C SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $40.00 PER SERIES C SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which Series C shares are being tendered in the section of the letter of transmittal captioned “Series C Shares Tendered at Price Determined by Stockholder.” A tender of Series C shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Series A Shares Tendered at Price Determined Pursuant to

the Series A Tender Offer” and/or “Series C Shares Tendered at Price Determined Pursuant to the Series C Tender Offer” (as applicable). Note that this election could result in Liberty Global purchasing the tendered shares at the minimum price of $40.00 per Series A share and the minimum price of $40.00 per Series C share. The lower end of the price range for each tender offer is below the closing sale price for the Series A shares and Series C shares, respectively, on August 2, 2007, the last full trading day before the initial public announcement of the tender offers, when the closing sale price on the Nasdaq Global Select Market for a Series A share and a Series C share was $42.11 and $39.89, respectively.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offers in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offers. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

Odd Lot Holders must tender all of their Series A shares or Series C shares, as applicable, and also complete the section titled “Odd Lots” in the applicable letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth above.

A stockholder who desires to tender shares of the same series at more than one price must complete a separate letter of transmittal for such tender offer for each price, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a stockholder has submitted multiple letters of transmittal in order to tender shares of the same series at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offers with respect to each separate letter of transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF EACH LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the applicable letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the applicable letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the tender offers will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book- entry transfer facility as described above, a properly completed and duly executed applicable letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE PROPER LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares for purposes of the tender offers at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Series A shares and Series C shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed applicable letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE PROPER LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offers must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the depositary. See Instruction 12 of the related letters of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO A TENDER OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

Withholding for Non-United States Holders.  Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offers are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offers in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Guaranteed Delivery.  If a stockholder desires to tender Series A shares and/or Series C shares under a tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Liberty Global has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed applicable letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the applicable letter of transmittal, are received by the depositary within three Nasdaq Global Select Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.  If any tendered shares are not purchased under a tender offer or are properly withdrawn before the applicable expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of such tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of Series A shares and Series C shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of either or both tender offers or any defect or irregularity in any tender; provided that we will not waive any condition of either tender offer with respect to a tender unless we waive that condition for all tenders made in such tender offer. Our interpretation of the terms of each tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Liberty Global, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Liberty Global’s Acceptance Constitutes an Agreement.  A tender of Series A shares and/or Series C shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the applicable tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account into a tender offer unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of such tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under a tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of that tender offer.

Lost or Destroyed Certificates.  If the share certificates which a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the applicable letter of transmittal. See Instruction 15 of each letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED APPLICABLE LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE APPLICABLE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO LIBERTY GLOBAL OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO LIBERTY GLOBAL OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares under either tender offer are irrevocable. Shares tendered under either tender offer may be withdrawn at any time before the expiration date of that tender offer and, unless theretofore accepted for payment by us under that tender offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on October 6, 2007.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the series and number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Liberty Global, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the applicable tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend a tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under a tender offer for any reason, then, without prejudice to our rights under such tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of each tender offer, promptly after the expiration date, Liberty Global:

•	will determine the purchase price it will pay for the Series A shares properly tendered and not properly withdrawn before the expiration date of the Series A tender offer, taking into account the number of Series A shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, Series A shares properly tendered at prices at or below the Series A purchase price so determined and not properly withdrawn prior to such expiration date; and

•	will determine the purchase price it will pay for the Series C shares properly tendered and not properly withdrawn before the expiration date of the Series C tender offer, taking into account the number of Series C shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, Series C shares properly tendered at prices at or below the Series C purchase price so determined and not properly withdrawn prior to such expiration date.

For purposes of each tender offer, we will be deemed to have accepted for payment, and therefore purchased, Series A shares or Series C shares, as the case may be, that are properly tendered at prices at or below the purchase price that is determined for such shares and are not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of each tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of such shares for payment under each tender offer.

Upon the terms and subject to the conditions of each tender offer, promptly after the expiration date therefor, we will accept for payment and pay (i) a single per share purchase price not greater than $44.00 nor less than $40.00 per share for 5,682,000 Series A shares and (ii) a single per share purchase price not greater than $44.00 nor less than $40.00 per share for 5,682,000 Series C shares, subject, in each case, to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under each tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with a tender offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such tender offer promptly after the expiration date therefor; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after such expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offers without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY LIBERTY GLOBAL REGARDLESS OF ANY

DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for a tender offer, we may not be obligated to purchase shares under that tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under either tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the applicable letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFERS. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.	CONDITIONAL TENDER OF SHARES

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the Series A tender offer and/or Series C tender offer, shares tendered at or below the applicable purchase price with respect to such shares prior to the applicable expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letters of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We recommend that each stockholder consult with his or her own financial or tax advisors with respect to such election.

After the applicable expiration date, if more than 5,682,000 Series A shares and/or 5,682,000 Series C shares (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for either or both series of such tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of a particular series that we purchase from any stockholder below the minimum number specified, the shares of such series conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares of each series properly tendered, conditionally or unconditionally, on a pro rata basis with respect to each series, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Series A shares that we purchase to fall below 5,682,000 or the total number of Series C shares that we purchase to fall below 5,682,000 (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	CONDITIONS OF THE TENDER OFFERS

Notwithstanding any other provision of the tender offers, and in addition to (and not in limitation of) our rights to extend and/or amend either or both tender offers at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate a tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for such tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of either tender offer, the acquisition of any shares pursuant to either tender offer, or consummation of either tender offer; or

(2) could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Liberty Global and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offers to Liberty Global;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to either tender offer or to Liberty Global or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Liberty Global’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States or by any national, provincial or supranational authority in the European Union, the United Kingdom, Switzerland, Japan, Chile, or any other country in which any of Liberty Global’s subsidiaries do business (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States, the United Kingdom, any member of the European Union, Switzerland, Japan or Chile for more than three hours;

(3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States, the United Kingdom, any member of the European Union, Switzerland, Japan, Chile or any other country in which any of Liberty Global’s subsidiaries does business;

(4) any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States, the United Kingdom, any member of the European Union, Switzerland, Japan or Chile;

(5) any change in the general political, market, economic, or financial conditions in the United States, the United Kingdom, any member of the European Union, Switzerland, Japan, Chile or any other country in which any of Liberty Global’s subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Liberty Global and its subsidiaries, taken as a whole;

(6) any suspension of, or limitation on, the markets for U.S. dollars, sterling, euros, Swiss francs, yen, Chilean pesos or other currency in which any material bank loan of Liberty Global or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Liberty Global and its subsidiaries, taken as a whole;

(7) in the case of any of the above conditions existing at the date of this offer to purchase, in Liberty Global’s reasonable judgment, a material acceleration or worsening of it; or

(8) any decrease (i) in the market price of the Series A shares or the Series C shares on the Nasdaq Global Select Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offers on August 10, 2007 and the expiration date of either tender offer;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Liberty Global or its subsidiaries that could reasonably be expected to have a material adverse effect on Liberty Global and its subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than the tender offers made hereby), or any merger, business combination, or other similar transaction with or involving Liberty Global, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before August 3, 2007 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with either tender offer shall not have been obtained on terms satisfactory to Liberty Global, in its sole judgment, acting reasonably.

The foregoing conditions are for the sole benefit of Liberty Global and may be asserted by Liberty Global regardless of the circumstances giving rise to any such condition, and may be waived by Liberty Global, in whole or in part, as to either tender offer or both tender offers at any time prior to the expiration date, in its sole discretion. Liberty Global’s failure at any time to exercise any of the foregoing rights as to either tender offer or both tender offers shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Liberty Global at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Liberty Global concerning the events described above will be final and binding on all parties.

8.	PRICE RANGE OF SHARES

Price Ranges Of Shares.  Liberty Global is the successor corporation to Liberty Media International, Inc., or LMI. On June 15, 2005, we completed certain mergers, which we refer to as the Liberty Global combination, whereby we acquired all of the capital stock of UnitedGlobalCom, Inc., or UGC, that our predecessor LMI did not already own, and LMI and UGC became our wholly owned subsidiaries. On September 6, 2005, we effected a stock split in the form of a one-for-one stock dividend of Series C shares to holders of record of Series A shares and of shares of our Series B common stock. All share prices presented in the table below have been retroactively adjusted to give effect to the stock dividend of Series C shares as though they had been issued and outstanding at the beginning of the periods presented in the table.

On May 16, 2006, Liberty Global announced the commencement of the 2006 Fixed Price Tender Offers to purchase up to 10,000,000 Series A shares for $25.00 per share and up to 10,288,066 Series C shares for $24.30 per share. The 2006 Fixed Price Tender Offers expired at 5:00 pm, New York City time, on June  15, 2006 and were oversubscribed. On August 11, 2006, Liberty Global announced the commencement of the 2006 Dutch Auction Tender Offers to purchase up to 20,000,000 Series A shares at a price not greater than $25.00 nor less than $22.00 per share and up to 20,534,000 Series C shares at a price not greater than $24.35 nor less than $21.43 per share. The 2006 Dutch Auction Tender Offers expired at 12:00 Midnight, New York City time, on September 8, 2006 and were oversubscribed. The purchase price for the Series A shares was $25.00 per share and the purchase price for the Series C shares was $24.35 per share. On December 4, 2006, Liberty Global announced the commencement of the January 2007 Dutch Auction Tender Offers to purchase up to 5,084,746 Series A shares at a price not greater than $29.50 nor less than $26.08 per share and up to 5,246,590 Series C shares at a price not greater than $28.59 nor less than $25.27 per share. The January 2007 Dutch Auction Tender Offers expired at 5:00 P.M., New York City time on January 4, 2007 and were oversubscribed. The purchase price for the Series A shares was $29.50 per share and the purchase price for the Series C shares was $28.59 per share. On March 6, 2007, Liberty Global announced the commencement of the April 2007 Dutch Auction Tender Offers to purchase up to 8,064,516 Series A shares at a price not greater than $35.00 nor less than $28.20 per share and up to 8,517,888 Series C shares at a price not greater than $32.65 nor less than $26.65 per share. The April 2007 Dutch Auction Tender Offers expired at 5:00 P.M., New York City time on April 19, 2007. A total of 7,882,862 Series A shares were purchased at a price of $35.00 per share and a total of 724,183 Series C shares were purchased at a price of $32.65 per share. For more information regarding the 2006 Fixed Price Tender Offers, 2006 Dutch Auction Tender Offers, the January 2007 Dutch Auction Tender Offers and the April 2007 Dutch Auction Tender Offers see Section 11.

Our Series A shares and Series C shares trade on the Nasdaq Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. The following table sets forth the range of high and low sales prices, as adjusted for the Series C stock dividend, of Series A shares and Series C shares for the periods indicated.

	Series A		Series C
	Common Stock		Common Stock
	High	Low	High	Low

Year Ended December 31, 2005
First Quarter	$24.50	$21.81	$23.56	$21.12
Second Quarter	$24.86	$20.86	$23.62	$20.27
Third Quarter	$27.35	$23.40	$26.38	$22.39
Fourth Quarter	$27.20	$21.66	$26.01	$20.60
Year Ended December 31, 2006
First Quarter	$22.49	$18.21	$21.11	$17.43
Second Quarter	$23.45	$20.35	$23.06	$19.77
Third Quarter	$25.88	$20.33	$24.69	$19.87
Fourth Quarter	$29.15	$25.04	$28.00	$22.31
Year Ending December 31, 2007
First Quarter	$33.23	$29.11	$30.79	$26.90
Second Quarter	$41.27	$32.79	$39.60	$30.60
Third Quarter (through August 2, 2007)	$45.00	$39.95	$42.74	$37.50

On August 2, 2007, the last full trading day prior to our initial public announcement of the tender offers, the closing sale prices for the Series A shares and the Series C shares on the Nasdaq Global Select Market were $42.11 and $39.89, respectively. Stockholders are urged to obtain current market quotations for their shares.

9.	SOURCE AND AMOUNT OF FUNDS

Assuming that 5,682,000 Series A shares are purchased in the Series A tender offer at a price between $40.00 and $44.00 per share, the aggregate purchase price for the Series A shares purchased in the Series A tender offer will be between $227,280,000 and $250,008,000. Assuming that 5,682,000 Series C shares are purchased in the Series C tender offer at a price between $40.00 and $44.00 per share, the aggregate purchase price for the Series C shares purchased in the Series C tender offer will be between $227,280,000 and $250,008,000.

We anticipate that we will pay for shares tendered in the tender offers and accepted by us, and all expenses attributable to the tender offers, from our cash on hand or other cash resources that are readily available to us. Neither tender offer is conditioned on the receipt of financing.

10.	CERTAIN INFORMATION ABOUT US

We are an international broadband communications provider of video, voice and Internet access services, with consolidated broadband operations in 16 countries, primarily in Europe, Japan and Chile. Through our indirect wholly owned subsidiaries UPC Holding B.V. and Liberty Global Switzerland, Inc., which we refer to together as the UPC Broadband Division, we provide broadband communications services in 10 European countries. Through our indirect controlling ownership interest in Jupiter Telecommunications Co., Ltd., we provide broadband communications services in Japan. Through our indirect 80%-owned subsidiary VTR Global Com, S.A., we provide broadband communications services in Chile. We also have consolidated direct-to-home satellite operations in Australia, consolidated broadband communications operations in Puerto Rico, Brazil and Peru, non-controlling interests in broadband communications companies in Europe and Japan, consolidated interests in certain programming businesses in Europe and Argentina, and non-controlling interests in certain programming businesses in Europe, Japan, Australia and the Americas. Our consolidated programming interests in Europe are primarily held through our indirect wholly owned subsidiary Chellomedia B.V., which also provides interactive digital services and owns or manages investments in various businesses in Europe. Certain of Chellomedia’s subsidiaries and affiliates provide programming and other services to our UPC Broadband Division.

We are the successor to LMI, which was formed on March 16, 2004 in contemplation of the spin off of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation, or LMC, including a majority interest in UGC, an international broadband communications provider. On June 7, 2004, LMC distributed to its stockholders, on a pro rata basis, all of the outstanding shares of LMI’s common stock, and LMI became an independent, publicly traded company on that date. Liberty Global was formed on January 13, 2005, for the purpose of effecting the acquisition by merger of all of the capital stock of LMI, and all of the capital stock of UGC that LMI did not already own. That acquisition was completed on June 15, 2005.

Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and our telephone number at that address is (303) 220-6600.

Where you can find more information about us.  Liberty Global has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offers. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Incorporation by reference.  The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed on June 18, 2007;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2007 filed on May 10, 2007;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed on August 9, 2007;

•	our Current Reports on Form 8-K and 8-K/A (other than the portions of those documents not deemed filed) filed on March 1, 2007 (Items 2.02 and 8.01), March 2, 2007 (Item 5.02), April 17, 2007 (Items 2.03 and 9.01), May 14, 2007 (Items 2.03 and 9.01), May 15, 2007 (Items 2.03 and 9.01), May 22, 2007 (Items 2.03 and 9.01) and June 26, 2007 (Items 8.01 and 9.01)

You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC’s website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, by requesting them in writing at 12300 Liberty Boulevard, Englewood, Colorado 80112, attention: Investor Relations, or by calling Investor Relations at (303) 220-6600. Please be sure to include your complete name and address in your request.

11.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of August 1, 2007, we had outstanding 185,283,655 Series A shares, 7,282,683 shares of Series B common stock and 191,407,215 Series C shares. The 5,682,000 Series A shares that we are offering to purchase in the Series A tender offer represent approximately 3.1% of the outstanding Series A shares on that date, and the 5,682,000 Series C shares that we are offering to purchase in the Series C tender offer represent approximately 3.0% of the outstanding Series C shares on that date. In the aggregate, the shares we are offering to purchase in the tender offers represent approximately 3.0% of our total outstanding shares of common stock. As of December 31, 2006, 12,400,903 Series A shares, 3,066,716 shares of Series B common stock and 15,217,091 Series C shares were subject to outstanding awards of stock options and stock appreciation rights.

Share Ownership by Directors and Executive Officers.  Our directors and executive officers have advised us that they do not intend to tender any shares beneficially owned by them in the tender offers. Because the directors and executive officers will not be tendering any of their shares in the tender offers, if we complete the tender offers, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offers. The following table sets forth information with respect to the beneficial ownership by each of our directors and each of the executive officers named below and by all of our directors and executive officers as a group of (1) Series A shares, (2) shares of our Series B common stock and (3) Series C shares. The security ownership information is given as of August 1, 2007, and, in the case of percentage ownership information, is based upon (1) 185,283,655 Series A shares, (2) 7,282,683 shares of our Series B common stock and (3) 191,407,215 Series C shares, in each case outstanding on that date. Our Series A shares entitle holders to one vote per share, our shares of Series B common stock entitle holders to ten votes per share and our Series C shares do not entitle holders to a vote, except as required under Delaware law.

Shares of common stock issuable on or within 60 days after August 1, 2007, upon exercise of options, conversion of convertible securities or exchange of exchangeable securities are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock (including restricted shares which vest more than 60 days after August 1, 2007) awarded under equity compensation plans are issued and outstanding and are deemed to be beneficially owned by the person awarded such restricted stock. Also, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into Series A shares, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A shares.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. The number of shares indicated as owned by our executive officers and directors include interests in shares held by the 401(k) Plan as of December 31, 2006. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by such persons.

Percent
		Amount and Nature of	of	Voting
Name and Principal Occupation with Our Company	Title of Class	Beneficial Ownership	Series	Power
(In thousands)

John C. Malone	Series A	1,261(1)(2)(3)(4)(6)	*	31.4%
Chairman of the Board	Series B	8,677(1)(3)(4)(5)	91.7%
	Series C	9,249(1)(2)(3)(4)(5)(6)	4.8%
John P. Cole, Jr.	Series A	74(7)	*	*
Director	Series B	—	—
	Series C	74(7)	*
John W. Dick	Series A	32(7)	*	*
Director	Series B	—	—
	Series C	32(7)	*
Michael T. Fries	Series A	783(6)(7)(8)(9)	*	*
Director, Chief Executive Officer	Series B	—	—
and President	Series C	589(6)(7)(8)(9)	*
Paul A. Gould	Series A	166(7)	*	*
Director	Series B	43	*
	Series C	227(7)	*
David E. Rapley	Series A	16(7)	*	*
Director	Series B	—	—
	Series C	15(7)	*
Larry E. Romrell	Series A	29(7)	*	*
Director	Series B	—	—
	Series C	28(7)	*
Gene W. Schneider	Series A	1,586(6)(7)(9)(10)(11)(12)	*	*
Director	Series B	—	—
	Series C	1,586(6)(7)(9)(10)(11)(12)	*
J.C. Sparkman	Series A	27(7)	*	*
Director	Series B	—	—
	Series C	27(7)	*
J. David Wargo	Series A	84(6)(7)(13)	*	*
Director	Series B	—	—
	Series C	117(6)(7)(13)	*
Charles H.R. Bracken	Series A	21(8)	*	*
Senior Vice President	Series B	—	—
and Co-CFO	Series C	21(8)	*
W. Gene Musselman	Series A	131(7)(8)(9)	*	*
President and COO, UPC	Series B	—	—
Broadband division	Series C	132(7)(8)(9)	*
Shane O’Neill	Series A	27(8)	*	*
Senior Vice President	Series B	—	—
and Chief Strategy Officer	Series C	27(8)	*
All directors and executive officers as a group (21 persons)	Series A	4,871(12)(13)(14)(15)(16)	2.6%	32.6%
	Series B	8,721(14)(15)(16)	92.2%
	Series C	12,833(12)(13)(14)(15)(16)	6.6%

*	Less than one percent

(1)	Includes 90,303 Series A shares, 204,566 Series B shares and 294,869 Series C shares held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 198 Series A shares and 198 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, Leslie Malone, retains a unitrust interest in the trust.

(3)	Includes 23,705 Series A shares, 2,179,489 Series B shares and 2,203,194 Series C shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, August 1, 2007. Mr. Malone has the right to convert options to purchase 610,927 Series B shares into options to purchase an equivalent number of Series A shares. See “Option Agreement with our Chairman” below for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(4)	Includes 241,300 Series A shares, 453,218 Series B shares and 988,946 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust.

(5)	Includes 23,708 restricted Series B shares and 23,362 restricted Series C shares, none of which will vest within 60 days of August 1, 2007.

(6)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts extended by such entities:

	No. of Shares Pledged
Owner	Series A	Series C	Entity Holding the Shares

John C. Malone	816,774	1,436,628	Bank of America
Michael T. Fries	12,124	54,061	Merrill Lynch Pierce Fenner & Smith (MLPFS)
Michael T. Fries	45,000	—	Wells Fargo Bank
J. David Wargo	55,859	88,859	Goldman Sachs
Gene W. Schneider	272,640	272,640	MLPFS
Gene W. Schneider	3,194	3,194	Stifel Nicolaus
Gene W. Schneider	121,682	121,682	Wachovia Securities
G. Schneider Holdings LLP	199,295	199,295	MLPFS
L. Schneider	1,591	1,591	Wachovia Securities
Trusts for benefit of
G. Schneider Children
& Grandchildren	1,555	1,555	MLPFS
G. Schneider Family Trust	1,308	1,308	MLPFS

(7)	Includes shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, August 1, 2007, as follows:

Owner	Series A	Series C

John P. Cole, Jr.	32,041	32,041
John W. Dick	31,553	31,553
Michael T. Fries	688,698	488,698
Paul A. Gould	30,929	30,929
David E. Rapley	12,700	12,700
Larry E. Romrell	12,700	12,700
Gene W. Schneider	952,320	952,320
J.C. Sparkman	11,336	11,336
J. David Wargo	13,195	13,195
W. Gene Musselman	103,191	103,191

(8)	Includes restricted shares, some of which will vest within 60 days of August 1, 2007, as follows:

			Vesting within 60 days
Owner	Series A	Series C	Series A	Series C

Michael T. Fries	40,350	40,350	2,087	2,087
Charles H.R. Bracken	20,850	20,850	1,803	1,803
W. Gene Musselman	20,850	20,850	1,803	1,803
Shane O’Neill	20,850	20,850	1,803	1,803

(9)	Includes shares held in our 401(k) Plan as follows:

Owner	Series A	Series C

Michael T. Fries	1,977	3,342
Gene W. Schneider	3,154	3,668
W. Gene Musselman	1,873	3,122

(10)	Includes 1,308 Series A shares and 1,308 Series C shares held by a trust of which Mr. Schneider is a beneficiary and a trustee and 1,591 Series A shares and 1,591 Series C shares held by his spouse, Louise Schneider. Mr. Schneider disclaims beneficial ownership of the shares held by his spouse.

(11)	Includes 199,295 Series A shares and 199,295 Series C shares held by G. Schneider Holdings, LLP of which Mr. Schneider is the general partner, and an aggregate of 1,555 Series A shares and 1,555 Series C shares held by separate trusts for the benefit of his children and two of his grandchildren, of which Mr. Schneider is the sole trustee.

(12)	Includes 28,912 Series A shares and 28,912 Series C shares held by the GWS Family LLC of which Mr. Schneider is one of three managers with shared voting and dispositive control but no economic interest in the GWS Family LLC or such shares. Mr. Schneider disclaims beneficial ownership of the shares held by the GWS Family LLC.

(13)	Includes 12,387 Series A shares and 12,387 Series C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo disclaims beneficial ownership.

(14)	Includes 535,686 Series A shares, 657,784 Series B shares and 1,487,898 Series C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or partnerships, as to which shares beneficial ownership of 92,030 Series A shares, 204,566 Series B shares and 296,596 Series C shares has been disclaimed.

(15)	Includes 2,465,297 Series A shares, 1,552,063 Series B shares and 3,884,547 Series C shares that are subject to options which were exercisable as of, or will be exercisable within 60 days of, August 1, 2007. Of the Series B options, options to purchase 610,927 Series B shares may be converted into options to purchase an equivalent number of Series A shares at the election of the holder. See “Employment and Other Agreements — John C. Malone” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(16)	Includes 160,079 restricted Series A shares, 23,708 restricted Series B shares and 183,441 restricted Series C shares, of which 12,079 Series A shares and 12,079 Series C shares will vest on or within 60 days of August 1, 2007; and includes 11,308 Series A shares and 20,979 Series C shares held by the 401(k) Plan.

We understand that Messrs. Malone, Fries, Schneider and Wargo are each party to one or more open margin accounts or lines of credit for which a portion of their shares of Liberty Global common stock (together with other securities) serve as collateral.

Our executive officer, Ms. Curtis, also beneficially owns shares of Liberty Jupiter, Inc., one of our privately held subsidiaries. Ms. Curtis and two other individuals hold shares of Class A common stock of Liberty Jupiter, representing an 14.25% aggregate common equity interest (of which Ms. Curtis’ common equity interest is 8%) and less than 1% aggregate voting interest in Liberty Jupiter. At December 31, 2006, Liberty Jupiter owned an approximate 4.3% indirect interest in Jupiter Telecommunication Co. Ltd., one of our consolidated subsidiaries. We indirectly own the balance of Liberty Jupiter’s common stock and all of the preferred stock. As of December 31, 2006, the preferred stock had an aggregate liquidation preference of $136,091,535. Pursuant to a stockholders’

agreement among our predecessor LMI, Liberty Jupiter and certain of Liberty Jupiter’s stockholders, LMI has the right to cause all or any part of the Liberty Jupiter Class A common stock to be exchanged for Series A shares. Each holder of Liberty Jupiter Class A common stock has the right to cause all of the shares of Liberty Jupiter Class A common stock held by such holder to be exchanged for Series A shares. The number of Series A shares issuable upon exercise of the exchange rights is that number of shares having an aggregate market price that is equal to the fair market value of the Liberty Jupiter Class A common stock so exchanged.

Pursuant to a synthetic option plan (the United Chile Synthetic Option Plan) that was adopted in December 2006 to replace the former UIH Latin America, Inc. Stock Option Plan, certain of our directors, executive officers and officers, and one of our employees, hold an aggregate of 574,843 synthetic options with respect to hypothetical shares of United Chile LLC (United Chile), the owner of our 80% ownership interest in VTR. These synthetic options represent a 2.8% fully diluted equity interest in United Chile. For purposes of determining the value attributable to these synthetic options, United Chile is assumed to have a specified share capital and intercompany indebtedness. These assumptions are designed to replicate at United Chile the share capital and indebtedness, net of the value of certain assets, that UIH Latin America, Inc. would have had absent certain intercompany transactions that occurred in 2006. All of the synthetic options outstanding under the United Chile Synthetic Option Plan are fully vested and expire between 2009 and 2011. The synthetic options held by the executive officers and directors, which will expire on various dates in 2009 and 2010, are: Mr. Fries — 200,000 shares with an exercise price of $19.23; Mr. Schneider — 100,000 shares with an exercise price of $19.23; Mr. Ramos — 23,438 shares with an exercise price of $8.86 and 25,000 shares with an exercise price of $19.23; and Mr. Westerman — 10,417 shares with an exercise price of $8.81 and 35,000 shares with an exercise price of $19.23. These synthetic options had no intrinsic value and minimal fair value at December 31, 2006.

We may also issue shares of common stock in satisfaction of certain put/call arrangements entered into in connection with investments and acquisition transactions described in the documents incorporated by reference herein.

Stock Repurchase Programs; 2006 Fixed Price Tender Offers; 2006 Dutch Auction Tender Offers; January 2007 Dutch Auction Tender Offers; April 2007 Dutch Auction Tender Offers; Transactions in Last 60 Days.  On June 20, 2005, we announced the authorization of a stock repurchase program under which we may acquire from time to time up to $200 million in Series A shares and Series C shares. Under this program, we effected purchases through the first quarter of 2006 that resulted in our acquisition of $200 million in Series A and Series C shares.

On March 8, 2006, our board of directors approved a new stock repurchase program under which we may acquire from time to time an additional $250 million of Series A shares and Series C shares. Under this program, we acquired $132.1 million of Series A shares and Series C shares during the second and third quarters of 2006 and $42.5 million of Series C shares in the second quarter of 2007.

On May 18, 2006 we commenced the 2006 Fixed Price Tender Offers, in which we offered to purchase up to 10,000,000 Series A shares at a purchase price per share of $25.00 per share and up to 10,288,066 Series C shares at a purchase price per share of $24.30. In those tender offers, which expired on June 16, 2006, 108,878,331 Series A shares and 130,225,158 Series C shares were properly tendered and not withdrawn, and we accepted for purchase, on a pro rata basis, 10,000,000 Series A shares and 10,288,066 Series C shares for an aggregate purchase price of $500 million.

On August 11, 2006, we commenced the 2006 Dutch Auction Tender Offers, in which we offered to purchase up to 20,000,000 Series A shares at a purchase price not greater than $25.00 per share nor less than $22.00 per share and 20,534,000 Series C shares at a purchase price not greater than $24.35 per share nor less than $21.43 per share. In those tender offers, which expired on September 8, 2006, 24,547,240 Series A shares and 39,167,425 Series C shares were properly tendered and not withdrawn, and we accepted for purchase, on a pro rata basis, 20,000,000 Series A shares at a price of $25.00 per share and 20,534,000 Series C shares at a price of $24.35 per share for an aggregate purchase price of $1.0 billion.

On December 4, 2006, we commenced the January 2007 Dutch Auction Tender Offers, in which we offered to purchase up to 5,084,746 Series A shares at a purchase price not greater than $29.50 per share nor less than $26.08 per share and 5,246,590 Series C shares at a purchase price not greater than $28.59 per share nor less than

$25.27 per share. In those tender offers, which expired on January 4, 2007, 7,343,671 Series A shares and 8,637,715 Series C shares were properly tendered and not withdrawn, and we accepted for purchase, on a pro rata basis, 5,084,746 Series A shares at a price of $29.50 per share and 5,246,590 Series C shares at a price of $28.59 per share for an aggregate purchase price of $300 million.

On March 6, 2007, we commenced the April 2007 Dutch Auction Tender Offers, in which we offered to purchase up to 8,064,516 Series A shares at a purchase price not greater than $35.00 nor less than $28.20 per share and up to 8,517,888 Series C shares at a purchase price not greater than $32.65 nor less than $26.65 per share. In those tender offers, which expired on April 19, 2007, a total of 7,882,862 Series A shares were purchased at a price of $35.00 per share and a total of 724,183 Series C shares were purchased at a price of $32.65 per share for an aggregate purchase price of approximately $300 million.

During June 2007, we made the following open market purchases of Series C shares for an aggregate purchase price of $42.5 million:

Trade Date	Number of Series C Shares	Price per Series C Share

June 18, 2007	140,000	$37.3221
June 19, 2007	212,500	$37.2546
June 20, 2007	262,500	$37.5177
June 21, 2007	142,500	$38.6867
June 22, 2007	262,500	$38.7659
June 25, 2007	100,000	$38.4442

Transactions in Last 60 Days by Directors and Executive Officers.  In addition to routine transactions in our common stock effected under the 401(k) Plan pursuant to contribution elections made more than 60 days prior to the initial public announcement of the tender offers, our executive officers and directors and executive officers or directors of certain significant subsidiaries or divisions listed below have effected the following transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offers on August 3, 2007:

•	Amy M. Blair, our Senior Vice President, Global Human Resources, effected the following transactions involving our common stock:

•	On July 10, 2007, Ms. Blair exercised previously granted SARs with respect to 25,860 Series A shares and 25,860 Series C shares with an aggregate “in the money” value of $1,287,828.00. We retained a portion of that value in satisfaction of tax withholding requirements relating to such exercise and paid the remainder to Ms. Blair in the form of 8,989 Series A shares valued at $42.90 per share and 9,067 Series C shares valued at $41.15 per share.

•	On July 11, 2007, Ms. Blair sold in open market transactions 889 Series A shares for $43.06 per share, 800 Series A shares for $43.07 per share, 4,400 Series A shares for $43.08 per share, 2,900 Series A shares for $43.09 per share, 159 Series C shares for $41.25 per share, 1,236 Series C shares for $41.26 per share, 300 Series C shares for $41.27 per share, 3,600 Series C shares for $41.28 per share, 1,200 Series C shares for $41.29 per share, 100 Series C shares for $41.2925 per share, 1,059 Series C shares for $41.30 per share, and 1,413 Series C shares for $41.31 per share.

•	On August 2, 2007, Ms. Blair had 225 Series A shares valued at $42.11 per share and 225 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Charles H.R. Bracken, our Senior Vice President and Co-Chief Financial Officer, effected the following transactions involving our common stock:

•	On July 9, 2007, Mr. Bracken exercised previously granted SARs with respect to 56,432 Series A shares and 56,432 Series C shares with an aggregate “in the money” value of $2,263,232.47. We retained a portion of that value in satisfaction of tax withholding requirements relating to such exercise and paid the remainder to Mr. Bracken in the form of 15,701 Series A shares valued at $42.93 per share and 15,959 Series C shares valued at $41.43 per share.

•	On July 12, 2007, Mr. Bracken sold in open market transactions 7,987 Series A shares for $43.50 per share, 759 Series A shares for $43.51 per share, 700 Series A shares for $43.52 per share, 1,400 Series A shares for $43.53 per share, 2,876 Series A shares for $43.54 per share, 205 Series A shares for $43.55 per share, 100 Series A shares for $43.585 per share, 500 Series A shares for $43.58 per share, 3,300 Series A shares for $43.59 per share, 100 Series C shares for $41.77 per share, 400 Series C shares for $41.78 per share, 300 Series C shares for $41.79 per share, 600 Series C shares for $41.83 per share, 6,833 Series C shares for $41.85 per share, 100 Series C shares for $41.855 per share, 5,740 Series C shares for $41.86 per share, 3,252 Series C shares for $41.87 per share, and 760 Series C shares for $41.88 per share.

•	On August 2, 2007, Mr. Bracken had 577 Series A shares valued at $42.11 per share and 577 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 3, 2007, Mr. Bracken had 163 Series A shares valued at $42.95 per share and 163 Series C shares valued at $41.31 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	John P. Cole, Jr., a Director, effected the following transactions involving our common stock:

•	On June 19, 2007, Mr. Cole was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	On July 12, 2007, Mr. Cole exercised previously granted stock options with respect to 23,705 Series A shares and 23,705 C shares with an aggregate “in the money” value of $1,388,100.15. Also on July 12, 2007, Mr. Cole sold in open market transactions 7,590 Series A shares for $43.45 per share, 5,000 Series A shares for $43.52 per share, 2,000 Series A shares for $43.53 per share, 3,000 Series A shares for $43.54 per share, 313 Series A shares for $43.5544 per share, 2,992 Series A shares for $43.56 per share, 2,810 Series A shares for $43.57 per share, 5,000 Series C shares for $41.95 per share, 1,500 Series C shares for $41.96 per share, 3,705 Series C shares for $41.97 per share, 2,500 Series C shares for $41.98 per share, 2,500 Series C shares for $41.99 per share, and 8,500 Series C shares for $42.00 per share.

•	Miranda Curtis, President of our Global Japan Division, effected the following transactions involving our common stock:

•	On June 1, 2007, Ms. Curtis exercised previously granted stock options with respect to 10,126 Series A shares and 10,126 Series C shares with an aggregate “in the money” value of $421,039.08. Also on June 1, 2007, Ms. Curtis sold in open market transactions 468 Series A shares for $38.52 per share, 3,808 Series A shares for $38.53 per share, 500 Series A shares for $38.54 per share, 100 Series A shares for $38.55 per share, 200 Series A shares for $38.56 per share, 400 Series A shares for $38.57 per share, 500 Series A shares for $38.58 per share, 500 Series A shares for $38.59 per share, 500 Series A shares for $38.60 per share, 100 Series A shares for $38.61 per share, 100 Series A shares for $38.62 per share, 1,900 Series A shares for 38.63 per share, 300 Series A shares for $38.64 per share, 650 Series A shares for $38.65 per share, 100 Series A shares for $38.66 per share, 300 Series C shares for $36.02 per share, 1,093 Series C shares for $36.03 per share, 1,207 Series C shares for $36.04 per share, 1,300 Series C shares for $36.05, 1,000 Series C shares for $36.06, 800 Series C shares for $36.07 per share, 1,200 Series C shares for $36.08 per share, 100 Series C shares for $36.10 per share, 826 Series C shares for $36.12 per share, 800 Series C shares for $36.14 per share, 200 Series C shares for $36.16 per share, 1,200 Series C shares for $36.19 per share, and 100 Series C shares for $36.20 per share.

•	On August 2, 2007, Ms. Curtis had 305 Series A shares valued at $42.11 per share and 305 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	John W. Dick, a Director, effected the following transactions involving our common stock:

•	On June 19, 2007, Mr. Dick was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	On June 29, 2007, Mr. Dick received 121 Series A shares in payment of director fees of $5,000.00 at an imputed purchase price of $41.04 per share.

•	Bernard G. Dvorak, our Senior Vice President and Co-Chief Financial Officer, effected the following transactions involving our common stock:

•	On July 10, 2007, Mr. Dvorak exercised previously granted stock options with respect to 8,511 Series A shares and 8,511 Series C shares with an aggregate “in the money” value of $430,997.04. Also on July 10, 2007, Mr. Dvorak sold in open market transactions 8,111 Series A shares for $43.00 per share, 400 Series A shares for $43.01 per share, 100 Series C shares for $41.34 per share, 100 Series C shares for $41.32 per share, 200 Series C shares for $41.31 per share, 3,816 Series C shares for $41.30 per share, 1,090 Series C shares for $41.29 per share, 100 Series C shares for $41.28 per share, 200 Series C shares for $41.27 per share, 100 Series C shares for $41.26 per share, and 2,805 Series C shares for $41.25 per share.

•	On August 2, 2007, Mr. Dvorak had 385 Series A shares valued at $42.11 per share and 385 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Michael T. Fries, our President and Chief Executive Officer, effected the following transactions involving our common stock:

•	On July 3, 2007, Mr. Fries made a gift of 7,188 Series A shares valued at $41.68 per share.

•	On July 14, 2007, Mr. Fries had 1,712 Series A shares valued at $44.50 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) and 1,712 Series C shares valued at $42.31 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 2, 2007, Mr. Fries had 578 Series A shares valued at $42.11 per share and 578 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 3, 2007, Mr. Fries had 280 Series A shares valued at $42.95 per share and 280 Series C shares valued at $41.31 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Paul A. Gould, a Director, effected the following transactions involving our common stock:

•	On June 19, 2007, Mr. Gould was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	On June 29, 2007, Mr. Gould received 274 Series A shares in payment of director fees of $11,250.00 at an imputed purchase price of $41.04 per share.

•	Elizabeth M. Markowski, our Senior Vice President, Secretary and General Counsel, effected the following transactions involving our common stock:

•	On July 14, 2007, Ms. Markowski had 172 Series A shares valued at $44.50 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) and 172 Series C shares valued at $42.31 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 2, 2007, Ms. Markowski had 385 Series A shares valued at $42.11 per share and 385 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	W. Gene Musselman, President and Chief Operating Officer of our UPC Broadband Division, effected the following transactions involving our common stock:

•	On August 2, 2007, Mr. Musselman had 506 Series A shares valued at $42.11 per share and 506 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 3, 2007, Mr. Musselman had 143 Series A shares valued at $42.95 per share and 143 Series C shares valued at $41.31 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Balan Nair, our Senior Vice President and Chief Technology Officer, on July 16, 2007, was granted 37,500 Series A and 37,500 Series C stock options and 12,500 Series A and 12,500 Series C restricted share units.

•	Shane O’Neill, our Senior Vice President and Chief Strategy Officer, effected the following transactions involving our common stock:

•	On July 12, 2007, Mr. O’Neill exercised previously granted SARs with respect to 92,083 Series A shares and 92,083 Series C shares with an aggregate “in the money” value of $4,013,100.82. We retained a portion of that value in satisfaction of tax withholding requirements relating to such exercise and paid the remainder to Mr. O’Neill in the form of 27,602 Series A shares valued at $43.65 per share and 27,822 Series C shares valued at $41.79 per share.

•	On July 16, 2007, Mr. O’Neill sold in open market transactions 1,456 Series A shares for $44.48 per share, 800 Series A shares for $44.49 per share, 4,438 Series A shares for $44.50 per share, 3,508 Series A shares for $44.51 per share, 17,400 Series A shares for $44.52 per share, 3,599 Series C shares for $42.40 per share, 11,583 Series C shares for $42.41 per share, 4,440 Series C shares for $42.42 per share, 212 Series C shares for $42.43 per share, 688 Series C shares for $42.44 per share, 300 Series C shares for $42.45 per share, 2,000 Series C shares for $42.46 per share, 3,500 Series C shares for $42.47 per share, 400 Series C shares for $42.48 per share, 300 Series C shares for $42.49 per share, and 800 Series C shares for $42.50 per share.

•	On August 2, 2007, Mr. O’Neill had 577 Series A shares valued at $42.11 per share and 577 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 3, 2007, Mr. O’Neill had 163 Series A shares valued at $42.95 per share and 163 Series C shares valued at $41.31 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Mauricio Ramos, President of our Global Latin America Division, on August 2, 2007, had 170 Series A shares valued at $42.11 per share and 170 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	David E. Rapley, a Director, on June 19, 2007, was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	Larry E. Romrell, a Director, effected the following transactions involving our common stock:

•	On June 19, 2007, Mr. Romrell was granted options (annual equity grants) to purchase 5,000 Series A shares and 5,000 Series C shares and restricted share units of 1,816 Series A shares and 1,816 Series C shares for director compensation.

•	On June 29, 2007, Mr. Romrell received 121 Series A shares in payment of director fees of $5,000 at an imputed purchase price of $41.04 per share.

•	J.C. Sparkman, a Director, on June 19, 2007, was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	J. David Wargo, a Director, effected the following transactions involving our common stock:

•	On June 7, 2007, Mr. Wargo sold in open market transactions 5,000 Series A shares for $37.2084 per share.

•	On June 8, 2007, Mr. Wargo sold in open market transactions 8,000 Series A shares for $37.1312 per share.

•	On June 19, 2007, Mr. Wargo was granted options (annual equity grants) to purchase 10,000 Series A shares and 10,000 Series C shares for director compensation.

•	Frederick G. Westerman III, our Senior Vice President, Investor Relations and Corporate Communications, effected the following transactions involving our common stock:

•	On July 14, 2007, Mr. Westerman had 103 Series A shares valued at $44.50 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) and 103 Series C shares valued at $42.31 per share (the closing price on July 13, 2007, the last trading day before July 14, 2007) withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 2, 2007, Mr. Westerman had 257 Series A shares valued at $42.11 per share and 257 Series C shares valued at $39.89 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On August 3, 2007, Mr. Westerman had 102 Series A shares valued at $42.95 per share and 102 Series C shares valued at $41.31 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

During the 60 days prior to our initial public announcement of the tender offers, in addition to the transactions listed above under this heading “Transactions in Last 60 Days by Directors and Executive Officers” or as otherwise disclosed in this Section 11, we issued an aggregate of 270,247 Series A shares and 267,484 Series C shares to persons, who are not executive officers or directors of Liberty Global, in respect of options exercised by such persons and SARs exercised by such persons and settled in stock. Also during that 60 day period, in addition to the share acquisitions described above under the heading “Stock Repurchase Programs; 2006 Fixed Price Tender Offers; 2006 Dutch Auction Tender Offers; January 2007 Dutch Auction Tender Offers; April 2007 Dutch Auction Tender Offers; Transactions in Last 60 Days” or as otherwise disclosed in this Section 11, we withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock of certain employees who are not executive officers or directors, an aggregate of 8,045 Series A shares and 8,045 Series C shares, in each case valued at the closing price for the applicable series on the vesting date.

401(k) Plans.  We maintain for the benefit of our employees (including our executive officers) the 401(k) Plan and for the officers and employees of our Puerto Rico subsidiary the Puerto Rico Plan. Each plan allows participating employees (including our executive officers) to make contributions of their eligible compensation up to statutory limits. Under the 401(k) Plan we make matching contributions (100% of employee contributions up to 10% of their compensation, subject to statutory limits) at the end of each calendar quarter in the form of Series C shares, which are valued at the closing sale price of such Series C shares on the last day of the applicable calendar quarter. Under the Puerto Rico Plan, we make matching cash contributions (100% of employee contributions up to 10% of their compensation, subject to statutory limits) every pay period and the trustee under such plan uses such contributions to purchase Series C shares on the open market on behalf of the plan participants. Prior to the fourth quarter of 2006, the trustee under such plan used such contributions to purchase Series A shares on the open market on behalf of the plan participants.

Except as set forth in “Stock Repurchase Programs; 2006 Fixed Price Tender Offers; 2006 Dutch Auction Tender Offers; January 2007 Dutch Auction Tender Offers; April 2007 Dutch Auction Tender Offers; Transactions in Last 60 Days”, “Transactions in Last 60 Days by Directors and Executive Officers” above or otherwise disclosed in this Section 11, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors, executive officers or directors of our significant subsidiaries or divisions, or any affiliate of the foregoing, after reasonable inquiry, has effected any transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offers.

Plans or Proposals.  Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Liberty Global nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Liberty Global or any of its subsidiaries;

(b) any purchase, sale or transfer of a material amount of Liberty Global’s assets or the assets of any of its subsidiaries;

(c) any material change in Liberty Global’s present dividend rate or policy, or indebtedness or capitalization;

(d) any change in Liberty Global’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

(e) any other material change in Liberty Global’s corporate structure or business;

(f) Liberty Global’s equity securities being delisted from the Nasdaq Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) Liberty Global’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(h) the suspension of Liberty Global’s obligation to file reports under Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional Liberty Global securities, or the disposition of Liberty Global’s securities; or

(j) any changes in Liberty Global’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Liberty Global.

While Liberty Global has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management continually assesses and reassesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein. We may recommence purchases under our stock repurchase program after the termination of the tender offers, when legally permissible.

Equity Compensation Plan Information

LGI Incentive Plan.  Our incentive plan, as amended and restated, is administered by the compensation committee of our board of directors. The compensation committee may grant non-qualified stock options, stock appreciation rights (or SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards). The maximum number of shares of our common stock with respect to which awards may be issued under the incentive plan is 50 million, subject to anti-dilution and other adjustment provisions of the incentive plan, of which no more than 25 million shares may consist of Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Options and SARs under our incentive plan issued prior to the Liberty Global combination generally vest at the rate of 20% per year on each anniversary of the grant date and expire ten years after the grant date. Options and SARs under our incentive plan issued after the Liberty Global combination generally vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter, and expire seven years after the grant date. Our incentive plan had 35,430,183 shares available for grant as of December 31, 2006. These shares may be awarded in any series of stock, except that no more than 23,372,168 shares may be awarded in Series B common stock.

We have implemented a new performance-based incentive plan for our senior executives (the “Senior Executive Performance Plan”) pursuant to the incentive plan. The aggregate amount of the maximum achievable awards allocated under the Senior Executive Performance Plan is $313.5 million. We have also implemented a similar performance-based incentive plan (the “Key Employee Performance Plan”) pursuant to the incentive plan, for certain key employees not participating in the Senior Executive Performance Plan. The aggregate amount of the maximum achievable awards under the Key Employee Performance Plan is $86.5 million.

Each Performance Plan is a five-year plan, with a two-year performance period, beginning January 1, 2007, and a three-year service period beginning January 1, 2009. At the end of the two-year performance period, each participant may become eligible to receive varying percentages of the maximum achievable award specified for such participant based on achievement of specified compound annual growth rates in consolidated operating cash flow, adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates that affect comparability. The amount of the award initially determined on this basis may be reduced at the discretion of the compensation committee based on an assessment of the participant’s individual job performance during the performance period.

Awards will be paid or will vest during the following three-year period, and will be subject to forfeiture upon certain events of termination of employment or acceleration in certain circumstances. The compensation committee has the discretion to reduce the unpaid balance of an award based on an assessment of the participant’s individual job performance during the service period. Awards may be settled in cash, restricted or unrestricted Series A shares and Series C shares, or any combination of the foregoing, at the discretion of the compensation committee. Payments will be made or will vest in equal semi-annual installments on each March 31 and September 30. Participants in the Senior Executive Performance Plan will generally not be eligible to receive any equity incentive awards that would otherwise be granted in 2007 and 2008.

The compensation committee has determined that its current intention is to settle awards earned under each Performance Plan using restricted or unrestricted stock, although it reserves the right to change that determination in the future.

Non-Employee Director Incentive Plan.  Our non-employee director incentive plan is administered by our full board of directors. Our board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the non-employee director incentive plan is 10 million, subject to anti-dilution and other adjustment provisions of the non-employee director incentive plan, of which no more than 5 million shares may consist of Series B common stock. The non-employee director incentive plan had 9,697,054 shares available for grant as of December 31, 2006. These shares may be awarded in any series of stock, except that no more than 5 million shares may be awarded in Series B common stock. It is currently the policy of our board that following each annual meeting of our stockholders, each of our non-employee directors is granted, at such director’s election, either (a) options to acquire 10,000 Series A shares and 10,000 Series C shares or (b) options to acquire 5,000 Series A shares and 5,000 Series C shares, a number of restricted Series A shares with an aggregate fair market value equal to the option value of the 5,000 Series A options and a number of restricted Series C shares with an aggregate fair market value equal to the option value of the 5,000 Series C options. Option value for this purpose is determined as of the date of the applicable annual stockholders’ meeting in accordance with Statement of Financial Accounting Standard (SFAS) No. 123 R (revised 2004) or such other accounting standard as may then be applicable.

The LMI Transitional Plan.  As a result of the spin off and related adjustments to LMC’s stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LMI’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LMI transitional plan. Such options have remaining terms and vesting provisions equivalent to those of the respective LMC stock incentive awards that were adjusted. No new grants will be made under the LMI transitional plan. As a protective measure in order to avoid the potential application of additional taxes under Section 409A of the Internal Revenue Code, we entered into modification agreements with certain persons who hold options under the LMI transitional plan to purchase shares of our common stock to increase the exercise prices of such options. The stock options affected by these modification agreements were those not vested and exercisable as of December 31, 2004. The affected persons include a number of our executive officers and directors.

UGC Equity Incentive Plan, UGC Director Plans and UGC Employee Plan.  Options, restricted stock and SARs were granted to employees of UGC prior to the Liberty Global combination under these plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in the Liberty Global combination. No additional awards will be made under these plans.

Option Agreement with our Chairman.  In 2004, we entered into an option agreement with John C. Malone, our Chairman, pursuant to which we granted to Mr. Malone, under our incentive plan, options to acquire 1,568,562 shares of Series B common stock at an exercise price per share of $19.26 and 1,568,562 Series C shares at an exercise price per share of $17.49. The exercise price per share of Mr. Malone’s option for shares of Series B common stock was increased to $20.10, and the exercise price per share of the corresponding option for Series C shares was increased to $18.26, to avoid the potential application of additional taxes under Section 409A of the Internal Revenue Code. In connection with this repricing we paid Mr. Malone consideration equal to the aggregate amount of the increase in the exercise price per share of Series B common stock and Series C common stock underlying these affected options. The total consideration payable to Mr. Malone was approximately $2.5 million.

The consideration was paid through the grant under the incentive plan of 59,270 restricted shares of Series B common stock with an aggregate fair market value equal to the aggregate amount of the increase in the exercise price per share of the affected Series B option, and 58,403 restricted shares of Series C common stock with an aggregate fair market value equal to the aggregate amount of the increase in the exercise price per share of his corresponding Series C option. The restriction period for these restricted shares expired with respect to 40% of the restricted shares on June 7, 2006 and expires with respect to an additional 20% of the restricted shares on each June 7 thereafter, which corresponds to the vesting dates of the affected options. The options represent the primary form of compensation to be paid to Mr. Malone by us for his services. These options are fully exercisable; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise vest at the rate of 20% per year on each anniversary of our spin off from LMC (which was June 7, 2004), provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with us. If Mr. Malone ceases to have such a qualifying relationship (subject to certain exceptions for his death or disability or termination without cause), his unvested options will be terminated and/or we will have the right to require Mr. Malone to sell to us, at the exercise price of the options, any shares of our common stock previously acquired by Mr. Malone upon exercise of options which have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with us.

UGC Convertible Notes.  On April 6, 2004, UGC completed the offering and sale of euro 500.0 million ($604.6 million based on the April 6, 2004 exchange rate) 1-3/4% euro-denominated convertible senior notes due April 15, 2024. These notes are convertible into an aggregate of 11,044,375 Series A shares and 11,044,375 Series C shares, at a conversion rate of 22.09 Series A shares and 22.09 Series C shares per €1,000 principal amount of such notes (or, in other words, at a combined conversion price of €45.2719 for one Series A share and one Series C share, which was equivalent to a conversion price of $55.68 for one Series A share and one Series C share on the date of issue). Holders of these notes may surrender their notes for conversion prior to maturity in the following circumstances: (1) the price of a Series A share reaches a specified threshold, (2) the combined price of a Series A share and a Series C share reaches a specified threshold, (3) UGC has called such notes for redemption (which UGC may do at its option, in whole or in part, at any time on or after April 20, 2011, at a redemption price in euros equal to 100% of the principal amount, plus accrued and unpaid interest), (4) the trading price for such notes falls below either of two specified thresholds or (5) we make certain distributions to holders of Series A shares or specified corporate transactions occur. Based on the applicable purchase price in the tender offers, the anti-dilution provisions of these convertible notes may be triggered as a result of the tender offers, which may require us to adjust the conversion price for the convertible notes.

12.	CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offers. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offers. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under each tender offer to accept for payment and pay for shares is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with such tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offers. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offers.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offers or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not (i) a United States Holder and (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFERS.

Consequences to United States Holders.  An exchange of shares for cash pursuant to the tender offers will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to a tender offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offers for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offers.

A United States Holder’s exchange of shares for cash pursuant to the tender offers will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their shares in the tender offers qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in us if either (1) all of the shares of stock of Liberty Global actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offers or (2) all of the shares of stock of Liberty Global actually owned by the stockholder are exchanged for cash pursuant to the tender offers and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Liberty Global constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if both (i) the percentage of the outstanding voting shares of stock of Liberty Global actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the tender offers is less than 80% of the percentage of the outstanding voting shares of stock of Liberty Global actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the tender offers from the particular stockholder and all other stockholders) and (ii) the percentage of the outstanding common shares of stock of Liberty Global actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the tender offers (determined based upon value) is less than 80% of the percentage of the outstanding common shares of stock of Liberty Global actually and constructively owned by the stockholder (determined based upon value) immediately before the exchange (treating as outstanding all shares purchased in the tender offers from the particular stockholder and all other stockholders). Because the Series C shares are non-voting, an exchange involving only such stock can not qualify under the “substantially disproportionate” test. An exchange of the Series C shares may qualify under such test if there are contemporaneous exchanges or dispositions of voting stock of Liberty Global, and such exchanges or dispositions of voting stock of Liberty Global satisfy the “substantially disproportionate” test.

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of Liberty Global by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offers, even if all the shares of stock of Liberty Global actually and constructively owned by a stockholder are tendered pursuant to the tender offers, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offers will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the tender offers does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offers will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the tender offers. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offers for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Liberty Global held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders.  Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offers generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United

States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offers.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offers will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, we will presume that all amounts paid to Non-United States Holders in exchange for their shares are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the tender offers are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

United States Federal Income Tax Backup Withholding.  See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDERS’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFERS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	EXTENSION OF TENDER OFFERS; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which either or both tender offers are open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate either or both tender offers and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend either or both tender offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in such tender offer to holders of shares or by decreasing or increasing the number of shares being sought in such tender offer. Amendments to the tender offers may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offers will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of either tender offer or the information concerning such tender offer, we will extend that tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Liberty Global (1) increases the price to be paid for the Series A shares or Series C shares above $44.00 per share, respectively, decreases the price to be paid for the Series A shares or Series C shares below $40.00, respectively, increases the number of shares we seek in the Series A tender offer by a number in excess of 2% of the outstanding Series A shares, increases the number of shares we seek in the Series C tender offer by a number in excess of 2% of the outstanding Series C shares, or decreases the number of Series A shares or Series C shares we seek, and (2) the affected tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the affected tender offer will be extended until the expiration of such period of ten business days.

15.	FEES AND EXPENSES

We have retained D.F. King & Co., Inc. to act as information agent and Computershare Shareholder Services, Inc. to act as depositary in connection with the tender offers. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offers to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offers, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offers. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Liberty Global, the information agent or the depositary for purposes of the tender offers. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offers or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offers will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Liberty Global.

LIBERTY GLOBAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF LIBERTY GLOBAL, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFERS. LIBERTY GLOBAL HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LIBERTY GLOBAL.

August 10, 2007

LIBERTY GLOBAL, INC.

August 10, 2007

The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the applicable letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

Computershare Shareholder Services, Inc.

By Mail:	By Overnight Delivery:

Computershare Shareholder Services, Inc.	Computershare Shareholder Services, Inc.
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree MA 02185-9208	Braintree MA 02184

By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
781-930-4942

To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone:
781-930-4900

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letters of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offers. To confirm delivery of your shares, please contact the depositary.

The Information Agent:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call:
212-269-5550

All others call Toll Free:
1-800-207-3158